OFFER OF EMPLOYMENT

Dear Jesse Menzies,

I am pleased to offer you a full-time position as a Marketing Associate reporting to the Executive Vice-President of InternetStudios.com, Inc. (the "Company").

Your annual base salary will be $40,000 and you shall be entitled to participate in the health and dental benefit plans provided by the Company to its employees, subject to the standard waiting period. You shall also be entitled to vacation in accordance with the Company's vacation policy but it shall not be less than two weeks annually on a pro-rated basis. In addition, you may be entitled to participate in the Company's Employee Stock Incentive Plan and Employee Bonus Plan, at the discretion of the Company, at a level commensurate with your position with the Company.

Commencing as of the date of acceptance of this offer, employment will be on a three month evaluation term. During the evaluation term either party may terminate employment at any time without notice. Upon completion of the evaluation term your employment with the Company is on an "at will" basis which means that you may terminate your employment at any time for any reason with or with out cause and the Company may terminate your employment at any time for any reason without cause upon two weeks advance written notice. If your employment is terminated for cause you will not be entitled to notice.

By accepting this offer, you acknowledge and agree that confidential information about the business and affairs of the Company, some of which will include trade secrets, intellectual property and other confidential or proprietary information, that is acquired by you will not be disclosed to any third party other than confidential information that:

  is generally available to the public at the time of disclosure;
  is required to be disclosed by law;
  may be disclosed with the express written consent of the Company's Board of Directors; and/or is required to be disclosed for the purpose of better informing the Company's other consultants, employees, suppliers, and customers of the requirements and products of the Company.

By accepting this offer, you acknowledge that you will not acquire any right, title, or interest in or to any confidential information about the Company or developments made by the Company, all of such right, title and interest being owned by the Company. For the purpose of this Offer of Employment developments will include but is not limited to all trademarks, logos, inventions, know how, discoveries, concepts and ideas created or contributed to by you, alone or jointly with others, from tasks assigned to you by the Company or which result from the use of the Company's premises or property.

This offer assumes that you have the legal right to work in Canada and can submit appropriate proof if required. We are thrilled that you have decided to join Internetstudios.com and very much look forward to working with you. Please acknowledge acceptance of the offer by signing in the space below.

Internetstudios.com
/s/ Mark Rutledge
_____________________

Accepted:
/s/ Jesse Menzies
_____________________________

February 1, 2001
Dated:_________________________